March 27, 2009

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of City Holding Company to be held at the Pullman Plaza Hotel located at 1001 Third Avenue, Huntington, WV 25701, on Wednesday, April 29, 2009 at 2:30 p.m.

The notice of meeting and proxy statement accompanying this letter describes the specific business to be acted upon.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.  We hope that you will join us at this year’s Annual Meeting and look forward to personally greeting those of you who are able to attend.

It is important that your shares be represented at the meeting.  Whether or not you plan to attend the annual meeting, please vote your shares by: (1) accessing the Internet at the website included on the proxy card, (2) calling the toll-free number shown on the proxy card, or (3) completing, signing and returning the enclosed proxy card as soon as possible in the postage-paid envelope provided.

City Holding Company thanks you for your consideration and your continued support.

               Sincerely,

              Philip L. McLaughlin
                                  Chairman of the Board

              Charles R. Hageboeck
              President & CEO

CITY HOLDING COMPANY
25 Gatewater Road
Post Office Box 7520
Charleston, West Virginia 25356-0520

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 29, 2009

Notice is hereby given that the Annual Meeting of Shareholders of City Holding Company will be held at the Pullman Plaza Hotel located at 1001 Third Avenue, Huntington, WV 25701, on Wednesday, April 29, 2009 at 2:30 p.m. (local time) for the following purposes:

1.	To elect four Class I directors to serve for a term of three years. The names of the nominees are set forth in the accompanying proxy statement.

2.	To ratify the Board of Directors’ appointment of Ernst & Young LLP as the independent registered public accounting firm for City Holding Company for 2009.

3.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 20, 2009 are the only shareholders entitled to notice of and to vote at the annual shareholders meeting.

                 By Order of the Board of Directors,

                  Victoria A. Faw,
                  Secretary

March 27, 2009

IMPORTANT NOTICE

We urge you to sign and return the enclosed proxy as promptly as possible regardless of your plans to attend the meeting.  If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

CITY HOLDING COMPANY
25 Gatewater Road
Charleston, West Virginia 25356-0520

PROXY STATEMENT

Information Concerning the Solicitation

This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of City Holding Company (the “Company”) to be held on April 29, 2009.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.  The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company.  The Company does not currently intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their best efforts, by telephone or otherwise, to obtain proxies.  The proxy materials are being mailed, on or about March 27, 2009, to shareholders of record at the close of business on March 20, 2009 (the “Record Date”).

Annual Report

The Company’s Annual Report for the fiscal year ended December 31, 2008, is being furnished with this Proxy Statement to shareholders of record on the Record Date.  The Annual Report to Shareholders does not constitute a part of this Proxy Statement or the proxy solicitation material.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2009

This Proxy Statement and the 2008 Annual Report and any amendments thereto that are required to be furnished to shareholders are available online at www.ViewMaterial.com/CHCO.

Householding

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders.  This process is commonly referred to as “householding.”

The Company has implemented “householding” in an effort to reduce the number of duplicate mailings to the same address.  This process benefits both shareholders and the Company, because it eliminates unnecessary mailings delivered to your home and helps to reduce the Company’s expenses.  “Householding” will not be used, however, if the Company has received contrary instructions from one or more of the shareholders sharing an address.  We will continue to “Household” indefinitely until you instruct us otherwise.  You may notify the Company that you would like to receive separate copies of the Company’s annual report and proxy statement in the future by calling Computershare Investor Services, LLC at 1-800-568-3476, or by mail to the attention of City Holding Company, c/o Computershare Investor Services, LLC, P. O. Box 43078, Providence, RI 02940-3078.  Even if your household receives only one annual report and one proxy statement, the Company will continue to send a separate proxy card for each shareholder residing at your address.  Please note, however, that if you also hold shares of the Company in “street name” (e.g., in a brokerage account or retirement plan account) you may continue to receive duplicate mailings.

Voting Methods

The accompanying proxy is for use at the Annual Meeting if a shareholder either will be unable to attend in person or will be able to attend but wishes to vote by proxy.  Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet, or using a toll-free telephone number.  Please refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available.  (If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.)  Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible.  The Internet and telephone voting facilities for eligible shareholders of record will close at 6:00 a.m., Eastern Time, on April 29, 2009.  Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card.  The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.  In the event that a shareholder’s proxy does not reference Internet or telephone information because the shareholder is not the registered owner of the shares, the shareholder should complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

The proxy may be revoked at any time before the shares subject to it are voted by (i) notifying, in writing, Victoria A. Faw, Corporate Secretary, City Holding Company, P. O. Box 7520, Charleston, WV 25356-0520, (ii) executing a proxy bearing a later date (including a proxy given over the Internet or by telephone), or (iii) voting in person at the Annual Meeting the shares represented by the proxy.  (Your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote in person at the Annual Meeting.)  All shares of the Company’s common stock (the “Common Stock”) represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein.  If no specification is made, the proxies will be voted FOR proposals 1, 2, and 3.  If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.  At this time, the Company is not aware of any other matters that may come before the Annual Meeting.

Outstanding Voting Shares

Only shareholders of record at the close of business on March 20, 2009 are entitled to vote at the Annual Meeting.  On that day, there were issued and outstanding 15,909,494 shares of Common Stock (after deducting an aggregate of 2,603,788 shares held in treasury).  Each share has one vote.  Directors are elected by a plurality of the votes cast.  The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required to approve the appointment of Ernst & Young LLP.  In elections of directors, each shareholder shall have the right to cast one vote for each share of stock owned by him for as many persons as there are directors to be elected, or, upon notice to the Company at least 48 hours before the meeting and in accordance with West Virginia law, he may cumulate such votes and give one candidate as many votes as the number of directors to be elected multiplied by the number of his shares of stock, or he may distribute them on the same principle among as many candidates and in such manner as he shall desire.  If one shareholder duly gives notice in accordance with West Virginia law that he intends to cumulate votes, all shareholders may do so.  If any shares are voted for the election of directors, the persons named in the accompanying proxy card may, unless otherwise directed, cumulate their votes at their discretion and vote for less than all such nominees.  For all other purposes, each share is entitled to one vote.

The presence, in person, or by properly executed proxy, of the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to a vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.  Abstentions will be counted as shares present for purposes of determining the presence of a quorum.  Because director nominees must receive a plurality of the votes cast at the meeting, a vote withheld will not affect the outcome of the election.  Additionally, because a majority of the votes cast will be sufficient for the approval of the ratification of the appointment of Ernst & Young LLP, neither broker non-votes nor abstentions will affect the outcome of the proposals.  Any shares held in street name that are not voted (“broker non-votes”) in the election of directors or the proposal to ratify the Company’s appointment of Ernst & Young LLP will not be included in determining the number of votes cast.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The Company’s only authorized voting equity security is its Common Stock, par value $2.50 per share.

Beneficial Ownership of Directors and Named Executive Officers

The table below presents certain information as of March 1, 2009 regarding beneficial ownership of shares of Common Stock by directors, named executive officers listed under “Executive Officers of City Holding Company” on page 11, and all directors and executive officers as a group.

BENEFICIAL OWNERSHIP
Name of Beneficial Owner	Sole Voting and Investment Power		Other (1)		Common Shares Subject to a Right to Acquire (2)		Aggregate Percentage Owned	CHCO Shares Held as Collateral for Loans
	(#	)	(#	)	(#	)	(%)	(#	)

Directors
Hugh R. Clonch	21,378		91,984		-		*	75,812
Oshel B. Craigo	12,253		2,912		-		*	-
John R. Elliot (3)	20,601		7,600		-		*	-
William H. File III	15,127		999		-		*	-
Robert D. Fisher	14,778		-		-		*	-
Jay C. Goldman	14,753		-		-		*	-
Charles R. Hageboeck	7,000		9,244		61,000		*	-
David W. Hambrick (3)	36,707		3,671		-		*	-
Tracy W. Hylton II	20,288		-		-		*	-
C. Dallas Kayser	17,830		526		-		*	-
Philip L. McLaughlin	31,312		16,398		-		*	180
James L. Rossi (3)	11,860		-		-		*	-
Sharon H. Rowe	27,762		-		-		*	5,800
Mary H. Williams (3)	9,102		-		-		*	-
Named Executive Officers
David L. Bumgarner	2,850		1,687		12,500		*	-
Craig G. Stilwell	15,763		1,308		29,000		*	-
John A. DeRito	3,325		-		19,000		*	-
John W. Alderman III	3,100		2,852		4,500		*	-
Directors and Executive Officers as a group (18 persons)	285,789		139,181		126,000		3.40%	81,792

* Less than 1%.

(1) Includes shares (a) owned by or with certain relatives; (b) held in various fiduciary capacities; (c) held by certain corporations; (d) held in trust under the Company's 401(k) Plan and Trust.
(2) Includes options to acquire shares of the Company's Common Stock that are exerciseable within 60 days of December 31, 2008.
(3) Messrs. Elliot, Hambrick, Rossi and Ms. Williams are nominees for re-election to the Board of Directors as Class I directors.

GOVERNANCE AND NOMINATING COMMITTEE REPORT

The Governance and Nominating Committee of the Board of Directors (the “Governance Committee”) is comprised of seven independent directors and operates under a written charter adopted by the Board of Directors.  The Governance Committee is charged with the responsibilities of:  (i) identifying individuals qualified to become Board members; (ii) selecting or recommending that the Board select the director nominees for the next annual meeting of shareholders; and (iii) overseeing corporate governance matters for the Company.

Director candidates are nominated by the Governance Committee.  The Governance Committee will consider director candidates recommended by shareholders (see “Shareholders Proposals and Nominations” on page 29), other members of the Board, officers and employees of the Company and other sources that the committee deems appropriate.  The Governance Committee’s written charter directs the committee to evaluate the candidates based upon the totality of the merits of each candidate and not based upon minimum qualifications or attributes.  In considering individual nominees, the committee takes into account the qualifications of other Board members to ensure that a broad variety of skill sets and experience beneficial to the Company and its business are represented on the Board of Directors.  The Governance Committee evaluates all director candidates in the same manner regardless of the source of the recommendation.  Some of the criteria used by the committee to evaluate the candidates, including those selected for nomination at the 2009 Annual Meeting, include:

▪      Personal and professional integrity
▪      Prior business experience, including knowledge of the banking business
▪      Education
▪      Age
▪      Skills that may be relevant to the Company’s business
▪      Geographic distribution of the candidates
▪      Prior Board experience with the Company or other publicly traded companies
▪      Involvement in community, business and civic affairs

The Governance Committee is also empowered to retain and to terminate outside advisors to assist in the performance of its functions with the sole authority to agree to fees and other terms of engagement.  The committee did not hire any outside advisors to assist them with respect to the selection of candidates for director nominations in 2009.

The Governance Committee has nominated for election as Class I directors, all of whom currently serve as Class I directors of the Company:  John R. Elliot, David W. Hambrick, James L. Rossi and Mary H. Williams, to serve three-year terms expiring at the 2012 Annual Meeting.

Respectfully submitted,

Jay C. Goldman, Chairman
Hugh R. Clonch
Oshel B. Craigo
John R. Elliot
William H. File III
Robert D. Fisher
C. Dallas Kayser
February 25, 2009

ELECTION OF DIRECTORS (Proposal 1)

The Board of Directors of the Company currently consists of fourteen (14) members.  In accordance with the Company’s Bylaws, the Board of Directors is classified into three classes as nearly equal in number as the then total number of Directors constituting the whole Board permits.  Each class is to be elected to separate three-year terms with each term expiring in different years.  At each Annual Meeting, the directors or nominees constituting one class are elected for a three-year term.  The term of Class I directors expires at the 2009 Annual Meeting.  There are four nominees for election as Class I directors to serve for terms of three years expiring at the Annual Meeting in 2012.  Messrs. Elliot, Hambrick, Rossi and Ms. Williams currently serve as directors of the Company and will stand for re-election as Class I directors.

Each director elected will continue in office until a successor has been elected.  If any nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named on the accompanying proxy card intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee.  The names of the nominees for directors of the Company and the names of the directors of the Company whose terms of office will continue after the Annual Meeting are listed in the following table.

Name	Age(1)	Director Since	Principal Occupation During The Past Five Years
Class I Nominees (Terms Expire in 2012)
John R. Elliot	63	2007
Owner and President, AMFM, Inc. (nursing homes).  Owner and President, Capitol Conference Center (high tech conference center).  Owner and President, Continental Health Care, Inc. (construction company).  Owner and President, John Elliot Associates (architectural company).

David W. Hambrick	67	1993(2)	Self-employed attorney since 2004.

James L. Rossi	54	2001(3)
Chief Financial Officer, Valtronics, Inc. (manufacturers of products for commercial and industrial customers) since July 2008.  Owner & President, James Rossi CPA, A.C. (public accounting) from September 1978 – July 2008.

Mary E. Hooten Williams	47	2001(3)
Vice President, Virginia Street Properties Corp. and Manager, Hooten Properties (real estate rental companies) since January 2006.  Treasurer, Hooten Equipment Company (dealers/distributors of commercial heating and air conditioning and suppliers of food service equipment) until December 2004.

The Board of Directors recommends that shareholders vote “FOR” all of the Class I nominees listed above.
Continuing Directors
Class II Directors (Terms Expire in 2010)
Oshel B. Craigo	71	2001(3)	Owner and Chief Executive Officer, Better Foods, Inc. (restaurants).
William H. File III	61	2001(3)	Partner, File Payne Scherer & File, PLLC (law firm).
Tracy W. Hylton II	60	1993(2)
President, Eller, Inc. (construction and reclamation company).  Member, Harper Hotel LLC (management company).  Member, HMTWH, LLC (real estate investments).  President, Lightning, Inc. (lease holding and coal sales).  Member, M & T, LLC (partner in coal loading dock).  Vice President, Nell Jean Enterprises, Inc. (retail sales of mining, construction, sporting goods).  President, New Land Leasing Company, Inc. (lease holding company).  President, Patience, Inc. (surface coal mining). Member, T & M, LLC (land owner and lessor). Member, Southern WV Industrial Park, LLC (industrial land sales).  Member, South Slope Estates, LLC (residential land sales).

C. Dallas Kayser	57	1995	Senior Partner, Kayser, Layne & Clark, PLLC (law firm).

Name	Age(1)	Director Since	Principal Occupation During The Past Five Years
Class II Directors (Terms Expire in 2010)
Sharon H. Rowe	58	2001(3)
Senior Consultant, Charles Ryan Associates (formerly Gallagher/Goodwin-Gregg Communications Group) (marketing/public relations) since May 2006.  Vice President of Communications, The Greenbrier Resort and Club Management Company and Director of Communications, The Greenbrier (luxury resort/hotel) from 1978 – December 2005.

Class III Directors (Terms Expire in 2011):
Hugh R. Clonch	69	1995	President, Clonch Industries (lumber manufacturer).
Robert D. Fisher	56	1994	Managing Member, Adams, Fisher & Chappell, PLLC (law firm).
Jay C. Goldman	65	1988	President, Goldman and Associates (real estate).
Charles R. Hageboeck	46	2005
President and Chief Executive Officer, City Holding Company and City National Bank since February 1, 2005.  Executive Vice President and Chief Financial Officer, City Holding Company and City National Bank from June 2001 – January 31, 2005.

Philip L. McLaughlin	68	1993(2)	Chairman of the Board, City Holding Company and City National Bank of West Virginia since April 2007. Retired from active banking in April 2002.

(1)           Directors’ ages are as of the Annual Meeting Date, April 29, 2009.
(2)	On December 31, 1998, the merger of Horizon Bancorp, Inc. (“Horizon”) into City Holding Company (“City Holding”) was consummated and certain directors of Horizon became directors of City Holding.
(3)           Prior to 2001, the director served on the City National Bank of West Virginia Board.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board of Directors

The Company is managed under the direction of the Board of Directors, which has adopted a Code of Ethics and charters for the Governance and Nominating Committee, Compensation Committee and the Audit Committee that set forth certain corporate governance practices.  These documents are available on the Company’s Internet website at http://www.cityholding.com under the Corporate Governance link.

Independence of Directors

The Board of Directors has determined that the following directors are “independent” within the meaning of the general independence standards in the listing standards of The NASDAQ Stock Market, Inc., the market on which shares of the Company’s Common Stock are quoted:  Messrs. Clonch, Craigo, Elliot, File, Fisher, Goldman, Hambrick, Hylton, Kayser, McLaughlin, Rossi and Mmes. Rowe and Williams.

Meetings of Independent Directors

Independent members of the Board of Directors generally meet in executive sessions without management following every regularly scheduled Board meeting.  Other sessions may be called by the Chairman in his or her own discretion or at the request of the independent members of the Board.  The independent directors met eleven times in 2008.  Mr. McLaughlin, the independent Chairman, leads both the regular meetings of the Company’s directors as well as the executive sessions of independent directors.

Shareholders and other interested persons may contact the Chairman of the Board or the independent members of the Board of Directors as a group through the method described in “Communications with the Board of Directors” below.

Attendance at Annual Meeting

Although there is no formal written policy, the Company expects all directors to attend the annual meeting of shareholders each year.  We encourage directors to attend and historically more than a majority have done so.  Fifteen directors attended the annual meeting of shareholders held on April 30, 2008.

Communications with the Board of Directors

The Board of Directors has unanimously approved a process for shareholders to send communications to the Board of Directors and individual directors.  Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of the Board, the independent directors or a specified individual member of the Board in writing by mail c/o City Holding Company, 25 Gatewater Road, P. O. Box 7520, Charleston, WV 25356-0520, Attention: Victoria A. Faw, Corporate Secretary.  All communications will be forwarded to the Board of Directors, the specified committee of the Board or the specified individual director, as appropriate.  The Company screens all regular mail for security purposes.

Availability of Code of Ethics and Committee Charters

The Company’s Code of Ethics and the charters of the Audit Committee, Compensation Committee, and Governance and Nominating Committee are available on the Company’s Internet website at http://www.cityholding.com under the Corporate Governance link.

Committees of the Board of Directors and Meeting Attendance

The full Board of Directors met fifteen times during the fiscal year ended December 31, 2008.  No member of the Board of Directors of the Company attended less than 75% of the aggregate meetings of the Board of Directors and all committees on which such director served during 2008.

Membership on Certain Board Committees

The Board of Directors of City Holding Company has established an Audit Committee, Executive Committee, Nominating and Governance Committee, Compensation Committee and Legal Oversight Committee.  The following table sets forth the membership of such committees and the independence of each director as of the date of this proxy statement.

Director	Executive Committee	Audit Committee	Nominating and Governance Committee	Compensation Committee	Legal Oversight Committee	Independent*
Hugh R. Clonch	--	--	X	X	--	X
Oshel B. Craigo	--	--	X	X	--	X
John R. Elliot	--	--	X	X	--	X
William H. File III	--	--	X	X	X	X
Robert D. Fisher	--	--	X	X	Chairman	X
Jay C. Goldman	X	--	Chairman	X	X	X
Charles R. Hageboeck	X	--	--	--	--	--
David W. Hambrick	--	X	--	--	X	X
Tracy W. Hylton II	--	X	--	--	--	X
C. Dallas Kayser	X	---	X	Chairman	X	X
Philip L. McLaughlin	Chairman	--	--	--	--	X
James L. Rossi	X	Chairman	--	--	--	X
Sharon H. Rowe	--	X	--	--	--	X
Mary H. Williams	--	X	--	--	--	X

Number of Meetings Held in 2008	1	6	5	3	1

* Director meets the independence requirements as defined in the listing standards of The NASDAQ Stock Market and SEC Regulations

Executive Committee

For the fiscal year ended December 31, 2008, the Executive Committee consisted of Messrs. Goldman, Hageboeck, Kayser, McLaughlin (Chairman) and Rossi.  Subject to limitations imposed by the West Virginia Business Corporation Act, the Executive Committee has the power to act between meetings of the Board on virtually all matters that the Board could act upon, but generally as a matter of practice reserves its function for special or emergency purposes.  The Executive Committee met one time during fiscal year ended December 31, 2008.

Compensation Committee

During 2008, the Compensation Committee consisted of Messrs. Kayser (Chairman), Clonch, Craigo, Elliot, File, Fisher, and Goldman.  The Board of Directors has determined that each of the current members of the Compensation Committee is “independent” within the meaning of the general independence standards of the listing standards of The NASDAQ Stock Market, Inc.  For a description of the function of the Compensation Committee, see “Board Compensation Committee Report on Executive Compensation” beginning on page 16.  The Compensation Committee met three times during the fiscal year ended December 31, 2008.  No Compensation Committee member, except Mr. Craigo, attended fewer than 75% of the committee meetings held during the fiscal year ended December 31, 2008.

Audit Committee

In 2008, members of the Audit Committee included Messrs. Rossi (Chairman), Hambrick, Hylton and Mms. Rowe and Williams, none of whom is employed by the Company.  The Board of Directors has determined that each of the current members of the Audit Committee is “independent” within the meaning of the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 and rules thereunder, as amended, and as incorporated into the listing standards of The Nasdaq Stock Market, Inc.  The Board of Directors has also determined that James L. Rossi, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002 and is “independent” within the meaning of the general independence standards of the listing standards of the listing standards of The NASDAQ Stock Market, Inc.  The Audit Committee held six meetings during fiscal year 2008.  The Audit Committee selects the Company’s independent registered public accounting firm (subject to shareholder ratification), considers the scope of the audit, reviews the activities and recommendations made by the Company’s internal auditors, and considers comments made by the independent registered public accounting firm with respect to the Company’s internal control structure.  No Audit Committee member, except Mr. Hylton, attended fewer than 75% of the committee meetings held during the fiscal year ended December 31, 2008.

Governance and Nominating Committee

During 2008, the Governance and Nominating Committee (“Governance Committee”) consisted of Messrs. Goldman (Chairman), Craigo, Clonch, Elliot, File, Fisher, and Kayser.  The Board of Directors has determined that each of the current members of the Governance Committee is “independent” within the meaning of the general independence standards of the listing standards of The Nasdaq Stock Market, Inc.  For a description of the function of the Governance Committee, see the “Governance and Nominating Committee Report” on page 4.  The Governance Committee met five times during fiscal year 2008.  No Governance Committee members, except Mr. Craigo, attended fewer than 75% of the committee meetings held during the fiscal year ended December 31, 2008.

Director Candidate Recommendations and Nominations by Shareholders.  The Governance Committee’s Charter provides that the Governance Committee will consider director candidate recommendations by shareholders.  Any shareholder entitled to vote for the election of directors may (1) recommend candidates for election to the Board of Directors or (2) nominate persons for election to the Board or Directors if such shareholder complies with the procedures set forth in the Company’s Amended and Restated Bylaws, which are summarized in “Shareholder Proposals and Nominations” beginning on page 29.

Governance and Nominating Committee Process for Identifying and Evaluating Director Candidates.  For a description of the Governance Committee’s process for identifying and evaluating candidates for election to the Board of Directors, see the “Governance and Nominating Committee Report” on page 4.  The Governance Committee received one or more recommendations from shareholders in connection with the Annual Meeting and, after due consideration, decided not to nominate the suggested persons.

Legal Oversight Committee

During 2008, the Legal Oversight Committee (“Legal Committee”) consisted of Messrs. Fisher (Chairman), File, Goldman, Hambrick, and Kayser.  The Legal Committee met one time during fiscal year 2008.  The Legal Oversight Committee meets annually or as necessary with the Company’s Senior Vice President and Chief Legal Officer to review the Company’s outstanding litigation and to advise management on such matters as requested.  No Legal Committee members attended fewer than 75% of the committee meetings held during the fiscal year ended December 31, 2008.

Compensation of Directors

During 2008, non-employee directors of the Company received an annual retainer of $12,500, $500 for each Board meeting attended, $400 for each Audit Committee meeting attended and $250 for each other committee meeting, other than Audit, attended.  In addition, Messrs. File, Goldman, Kayser, McLaughlin and Rossi, received committee chair and Chairman fees of $2,500, $5,000, $5,000, $5,000 and $10,000, respectively.  Expenses associated with attending meetings, such as travel costs and meals, are considered integrally and directly related to the performance of their duties as directors, they are not considered to be personal benefits or perquisites and are not separately disclosed.

On February 25, 2009, the Board awarded non-employee directors $16,000 of Company Common Stock, par value $2.50, to each non-employee director of the Company on December 31, 2008.  The market price on the date of grant, February 25, 2009, was $26.62 per share.

Bank of Raleigh Directors Deferred Compensation Plan

Between 1987 and 1998, ten directors of the former Bank of Raleigh deferred all or part of their director fees in exchange for compensation that was deferred until their 70th birthdays.  The Bank of Raleigh was part of Horizon Bancorp, which merged with the Company on December 31, 1998. The shareholders of both corporations ratified that merger and the benefits due under the Bank of Raleigh Directors Deferred Compensation Plan when they approved the merger in 1998.  Directors File, Hylton and Songer were directors of the former Bank of Raleigh, and are covered by these plans.  Under the terms of these plans, directors were given the opportunity to defer all or a portion of their directors’ fees for their service to the Bank of Raleigh beginning in 1987 through 1998.  As a result of such deferrals, these directors (or their survivors) are entitled to payments for a period of 15 years upon reaching retirement age, as defined by the plans, or death.  The methodology for calculating future benefits for these directors was established at the time that the deferrals were made, and is unaffected by their current service on the Board of the Company.  The Company accrued the present value of these obligations on its Consolidated Balance Sheet.  Their deferred benefits under the plan are as follows:

	Monthly Pension Benefit	Pension Start Date	Present Value of Benefit @ 12/31/08	Expense Recognized In 2008 In Regard to Benefits
William H. File III	$6,631	7/1/2017	$477,226	$27,724
Tracy W. Hylton II	$4,790	9/1/2018	$321,451	$18,675
James E. Songer, II	$3,000	5/1/2026	$127,246	$7,392

2008 DIRECTOR COMPENSATION

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)

Hugh R. Clonch	22,000	15,999	-	-	-	-	37,999
Oshel B. Craigo	17,500	15,999	-	-	-	-	33,499
John R. Elliot	21,750	15,999	-	-	-	-	37,749
William H. File III	22,875	15,999	-	-	27,724	-	66,598
Robert D. Fisher	22,250	15,999	-	-	-	-	38,249
Jay C. Goldman	27,500	15,999	-	-	-	-	43,499
Charles R. Hageboeck (1)	-	-	-	-	-	-	-
David W. Hambrick	23,050	15,999	-	-	-	-	39,049
Tracy W. Hylton II	21,100	15,999	-	-	18,675	-	55,774
C. Dallas Kayser	27,000	15,999	-	-	-	-	42,999
Philip L. McLaughlin	32,000	15,999	-	-	-	-	47,999
James L. Rossi	33,050	15,999	-	-	-	-	49,049
Sharon H. Rowe	22,800	15,999	-	-	-	-	38,799
James E. Songer, II (2)	24,325	-	-	-	7,392	-	31,717
Mary H. Williams	22,300	15,999	-	-	-	-	38,299

(1) Mr. Hageboeck, President and CEO of the Company, does not receive fees for director or committee service or for meeting attendance.
(2) James E. Songer, II resigned as a director of the Company on September 25, 2008.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of five independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee selects the Company’s independent registered public accounting firm, subject to shareholder ratification. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm.

Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards), as amended.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young relating to the independence of that firm as required by Public Company Accounting Oversight Board’s Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), as currently in effect, and has discussed with Ernst & Young that firm’s independence from the Company. The Audit Committee has also considered whether the provision of non-audit related services by Ernst & Young is compatible with maintaining Ernst & Young’s independence and determined that Ernst & Young’s independence has not been impaired.

Based upon the Audit Committee’s discussions with management and Ernst & Young and the Audit Committee’s review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

Respectfully submitted,

James L. Rossi, Chairman
David W. Hambrick
Tracy W. Hylton II
Sharon H. Rowe
Mary H. Williams

February 24, 2009

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference.  It will not be otherwise filed under such Acts.

EXECUTIVE OFFICERS OF CITY HOLDING COMPANY

The following table sets forth the name of each executive officer as of December 31, 2008, and the principal positions and offices held with the Company.  Unless otherwise indicated, each of these officers has served as an executive officer of the Company for at least five years.

Name	Age*	Business Experience
Charles R. Hageboeck	46
President and Chief Executive Officer, City Holding Company and City National Bank since February 2005.  Executive Vice President and Chief Financial Officer, City Holding Company and City National Bank from June 2001 – January 2005.

Craig G. Stilwell	53
Executive Vice President of Retail Banking, City Holding Company and City National Bank since February 2005.  Executive Vice President of Marketing & Human Resources, City Holding Company and City National Bank May 2001 – February 2005.

John A. DeRito	59	Executive Vice President of Commercial Banking, City Holding Company and City National Bank since June 2004. Credit Officer, Central West Virginia Region, BB&T from November 2000 – June 2004.

John W. Alderman, III	44	Senior Vice President and Chief Legal Officer, City Holding Company and City National Bank since April 1997.

David L. Bumgarner	44	Senior Vice President and Chief Financial Officer, City Holding Company and City National Bank since February 2005. Audit Senior Manager, Arnett & Foster, PLLC from August 2000 – January 2005.

* Executive Officers’ ages are as of the Annual Meeting Date, April 29, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

General Plan Design

The Company’s executive compensation program includes five components: base salary, an incentive program tied directly to the Company’s financial performance metrics, annual bonuses reflecting the Board’s discretion to reward the Company’s executives based upon results achieved that were not contemplated in the incentive program or are otherwise not easily quantified, long-term compensation (stock awards), and other non-cash perquisites. Each element of the Company’s executive compensation program has a somewhat different purpose.  The Compensation Committee believes that its principal responsibility is to ensure that the Company’s compensation practices allow the Company to keep qualified management and to incent and reward executive performance in ways that are aligned with increasing shareholder value.  Further, the Compensation Committee believes that overall compensation should be significantly dependent upon performance as measured by the Company’s profitability, the market price of the Company’s Common Stock, performance relative to peers, and progress made toward achieving the Company’s long-term strategic objectives. As a result, a significant portion of the compensation of executive officers of the Company is tied to incentive compensation, bonuses, and stock awards. The Compensation Committee may meet to consider compensation at any time during the year. Traditionally, the Compensation Committee meets after each fiscal year has ended to review the Company’s performance, consider increases in base salaries, approve incentive compensation based upon previously agreed upon targets, consider bonuses in light of performance, and recommend long-term stock-based grants. The President and CEO may make recommendations to the Committee based on these matters and based upon the performance of the Company, but decisions regarding compensation for the named executive officers rest entirely with the Compensation Committee. The Compensation Committee then recommends actions for approval of the Board of Directors. During 2008, the Company hired Amalfi Consulting to advise the Board of Directors with respect to compensation for the executive management team as well as with respect to board compensation issues.

Peer Group

The Committee believes that it is important to measure the Company’s performance against peers – companies of similar size, markets, and products. The Company has traditionally looked at two peer groups. The Company looks at the peer group of publicly traded banks with total assets between $2 and $5 billion (100 banks at December 31, 2008). Within this peer group, the Company was the 68th largest based upon total assets at December 31, 2008 but was the 14th largest based upon total net income in 2008. The Company’s return on assets (ROA) in 2008 and 2007 was 1.12% and 2.03%, respectively, ranking it 10th on ROA in 2008 and 2nd on ROA in 2007 within this peer group. The Company’s return on average tangible equity (ROTE) in 2008 was 11.44% and 20.99% in 2007 ranking it 28th and 4th within this peer group in 2008 and 2007, respectively.  The Company’s tangible common equity to tangible assets ratio was 9.72% at December 31, 2007 and 8.83% at December 31, 2008 ranking the Company 7th and 15th in 2007 and 2008 respectively, with respect to this level of common equity capitalization. Within the context of the peer group of 100 banks with total assets of $2 to $5 billion, the Company has been a top performer.

The Company also compares itself to a “Regional Peer Group.” This peer group was selected from publicly traded banking companies of similar size operating in West Virginia, Pennsylvania, Ohio, Kentucky, Virginia, Maryland and up-state New York. Most operate in similar markets to the Company in terms of urbanization and demographic trends. The banks included in this Regional Peer Group are: Community Bank Systems, Inc. (NY), Community Trust Bancorp Inc. (KY), First Commonwealth Financial Corporation (PA), First Community Bancshares, Inc. (VA), First Financial Bancorp (OH), First Place Financial Corp. (OH), F.N.B. Corporation (PA), Harleysville National Corporation (PA), NBT Bancorp Inc. (NY), National Penn Bancshares Inc. (PA), Park National Corp. (OH), Peoples Bancorp Inc. (OH), S&T Bancorp Inc. (PA), Republic Bancorp Inc. (KY), Sandy Spring Bancorp Inc. (MD), Union Bankshares Corp. (VA), United Bankshares Inc. (WV), Univest Corp of Pennsylvania (PA), StellarOne Corporation (VA), and WesBanco Inc. (WV). Within this peer group, the Company is the 11th largest based upon the number of branches, 16th largest based upon total assets, 9th largest based upon Net Income in 2008, and 9th largest in terms of market capitalization at February 24, 2008. With respect to ROA, the Company ranked first in 2007 and 2nd in 2008.

Peer Group Performance – 2008

	CHCO	$2 to $5 Billion Peer Group	Regional Peer Group
Total Assets at 12/31/08 (median for peers)	$2.6 billion	$2.9 billion	$3.8 billion
Net Income (median)	$28.1 million	$13.1 million	$23.0 million
ROA (median)	1.12%	0.50%	0.68%
ROTE (median)	11.44%	6.41%	10.55%
Number of Offices (median)	69	47	71
Number of Companies		100	20

Base Salary

The Compensation Committee has established salary ranges for all executive positions (in a manner consistent with how it has evaluated all positions in the Company) reflecting the nature and scope of the executive officer’s responsibilities, the strategic importance of each position within the organization, and comparable compensation levels at peer financial institutions.  Within these ranges, executive officer salaries are determined based upon performance, experience, and credentials. Annual salary adjustments reflect performance as measured against both quantitative and qualitative measures of performance as well as changes in peer compensation levels. The factors used to evaluate each executive officer reflect his ability to contribute to overall Company performance as well as the performance within his own area of responsibility. The CEO is evaluated based entirely upon the success of the entire organization; the EVP-Retail is evaluated based partly upon the overall Company’s performance and partly upon the success of the Company’s retail businesses; the EVP-Commercial is evaluated based partly upon the overall Company’s performance and partly upon success in the Company’s commercial business; the CFO’s performance is evaluated based partly upon the overall Company’s performance and partly upon the performance of the Company’s financial team; and the Chief Legal Officer is evaluated based partly upon the overall Company’s performance and partly upon his contributions in guiding the Company as it relates to legal matters.

Incentive Compensation Plans

Incentive plans for executive officers are designed at the beginning of the fiscal year to reflect the Company’s performance objectives and to quantitatively tie the executive’s compensation directly to factors that are judged important to the success of the Company and within each executive’s own sphere of influence. The CEO’s incentive compensation plan reflects an Employment Agreement signed by the Company and Mr. Hageboeck on July 25, 2007.  Payments under Mr. Hageboeck’s plan are determined by the Company’s total profitability as measured by return on tangible equity. The incentive compensation plan for the EVP-Retail reflects an Employment Agreement also signed by the Company and Mr. Stilwell on July 25, 2007.  Payments under Mr. Stilwell’s plan are determined by the Company’s total profitability as measured by return on tangible equity. The incentive compensation plan for the EVP-Commercial, Mr. DeRito, is tied both to the Company’s performance with respect to net income for the current fiscal year,  growth in commercial loan balances outstanding, interest income achieved on the commercial loan portfolio, credit quality, and achievement of referral goals by the commercial lending staff. The incentive compensation plan for the CFO, Mr. Bumgarner, is tied to the Company’s performance with respect to net income for the current fiscal year, as is the incentive compensation plan for the Company’s Chief Legal Officer, Mr. Alderman. The annual incentives for Mr. Bumgarner, Mr. Alderman and Mr. DeRito are also partially dependent upon the achievement of specific annual objectives tied to the Company’s long-term goals.

Bonuses

The Compensation Committee recognizes that the Company’s performance cannot always be fully characterized by a single measure of profitability and that efforts to improve the long-term performance of the Company and to maintain the bank’s conservative balance sheet may in fact be at odds with maximizing current fiscal year profitability. Therefore, the Compensation Committee reviews the Company’s performance in its totality and has the discretion to award bonuses to executive officers in excess of factors specifically identified within the Incentive Compensation plans specified at the beginning of each fiscal year.  Bonus awards allow the Compensation Committee to reflect measures of success that are non-quantitative. In looking at the totality of the Company’s performance, the Compensation Committee looks at factors such as: measures of profitability such as return on assets (ROA) and return on tangible equity (ROTE), measures of asset quality, internal and external audit results, regulatory ratings, strategic objectives specified by the CEO or the Board of Directors, as well as other strategies employed by management throughout the year to lay the foundation for future growth.

Long-term Compensation (Stock Awards)

The Compensation Committee believes that long-term compensation is an appropriate element of the total compensation package for Company officers. The committee further emphasizes long-term compensation for those officers it believes are most able to influence the Company’s long-term financial success. As such, the percentage of long-term compensation within the total compensation package will tend to be largest for the Company’s executive officers. The Company believes in achieving the appropriate balance between short-term incentive compensation programs that reward management for maintaining strong current financial performance and long-term compensation that rewards management for increases in the long-term underlying value of the Company.  The Compensation Committee recognizes that the Company’s main business is to provide retail and commercial banking services – a business considered to be relatively mature – and that the Company operates in relatively stable markets with limited growth prospects. Further, the Company performs well in the industry as discussed above. Within the $2 to $5 billion peer group for 2008, for instance, the Company maintains a strong net interest margin placing it 7thof 100 banks, fee income as a percent of total revenue that places it 5th of 100 banks, and relatively low levels of non-interest expense as a percent of total revenues placing it 10th of 100 banks.  Because the Company already performs well in a mature industry and in stable markets, the Compensation Committee intends to target relatively lower amounts of long-term compensation in the form of stock option awards (discussed below) and to target relatively larger amounts to short-term cash incentives, bonuses and long-term compensation in the form of restricted stock awards (discussed below) to emphasize maintenance of the Company’s financial performance within the total compensation package. This contrasts with growth-oriented companies in industries such as technology, health-care, etc. that tend to encourage long-term risk-taking focused on building share in fast growing industries over strong current financial performance through a mix emphasizing long-term compensation.

With respect to long-term compensation (stock awards), the Company currently awards both stock options and restricted stock. Stock options provide officers the ability to purchase shares of common stock in the future (generally at any time up to 10 years) from the date of grant at the current market price on the date the grant was awarded. The options may vest, or become exercisable, only after the passage of time or the occurrence of specifically agreed upon objectives.  Stock options have the advantage to the Company of aligning the rewards for officers with those of shareholders. The officer is rewarded only when the stock price increases.  However, stock options have no monetary value to the officer if the price of the stock decreases. Such a decrease may occur because of a general decline in the entire market for common stocks. Therefore, the Compensation Committee recognizes that it is possible that the Company might perform well but the stock price could decline due to an overall decline in the stock market, resulting in no benefit for the officer, as has been experienced in 2008.

Restricted stock awards immediately transfer shares of the Company’s Common Stock to the officer subject to certain restrictions (generally that the shares revert to the Company if employment is not maintained through certain time frames or if the achievement of specific objectives is not met).  Restricted stock has the advantage to the Company of providing the officer with an immediate benefit that is forfeited if he or she leaves the Company’s employment prior to the vesting of the restrictions. This tends to increase the officer’s incentive to be a long-term part of the Company’s success.  Unlike stock options, while the monetary value of restricted stock declines proportionately with a decline in the Company’s common stock price, the value of restricted stock does not become zero as is true with a stock option when the price of the common stock is trading below the grant price.

The Committee believes that both types of stock awards have a place in executive compensation programs.  In the case of restricted stock, the Company expenses the estimated fair value of the stock on the date of grant over the (expected) vesting period. In the case of stock options, the Company expenses an estimate of the fair value of the award over the expected vesting period.  Because both stock awards result in similar expense, and because each serves slightly different needs, the Compensation Committee utilizes a combination of restricted stock and stock options to balance the incentives for executive officers.

Stock awards are granted under the City Holding Company 2003 Incentive Plan (the “Plan”), under which the Compensation Committee is charged with responsibility for administering the Plan. However, under the Compensation Committee charter, the Committee will recommend grants to the Company’s executive officers for full approval by the Board of Directors.  The Compensation Committee may consider recommendations for stock grants to the Company’s executive officers at any time, at its own discretion, and as circumstances necessitate. Traditionally, the Compensation Committee has considered stock awards to executive officers on an annual basis, and generally in conjunction with its annual review of compensation for these officers (which has generally been conducted in February or March of each fiscal year).  It is the Company’s policy that all option grants and restricted stock grants to these executive officers will be dated on the date that they are approved by the Board of Directors and at an exercise price equal to the closing price of the Company’s common stock on that day.

Because the Compensation Committee believes that stock awards should be a part of the compensation of more than just the five top executive officers, the Compensation Committee has also provided the CEO with the authority to make stock awards under the Plan in any fiscal year totaling no more than 100,000 stock options or 25,000 restricted shares or in some combination of stock options and restricted shares.  The CEO’s authority to make stock awards in any given fiscal year is subject to certain constraints on the total amount that may be awarded to any single officer, and may not include stock awards to the executive officers of the Company. Likewise, stock awards offered to officers other than the executive officers will reflect the closing stock price on the date the stock award is provided to the officer.  With respect to timing, these stock awards are entirely at the discretion of the Company’s CEO in order to reflect the needs of the Company in rewarding and retaining talent within the organization.  The Compensation Committee recognizes that it may be in the Company’s best interests to make stock awards in excess of the amounts described above during certain fiscal years, and reserves for itself the right to make any such awards at its discretion.

Non-Cash Perquisites

With respect to non-cash perquisites, the Compensation Committee believes that executive officers should participate in all employee benefit programs available to the Company’s officers, but has not generally utilized non-cash perquisites not otherwise available to non-executive officers.  The Company does not have a defined benefit pension plan for executive officers, a SERP or other forms of non-qualified deferred compensation programs.

All forms of compensation provided to officers of the Company (including base salaries, incentive compensation, bonuses, stock options, restricted stock awards, and non-cash perquisites) result in expense being recorded in the Company’s income statement.  The Company has reflected all compensation earned by its executive officers in the 2008 Summary Compensation Table on page 17.  The Compensation Committee balances the total compensation of each executive officer among base salary, incentive compensation, bonus, stock options, restricted stock, and non-cash perquisites to appropriately reward the executive officers for their achievements and results on behalf of the Company and to balance the incentives provided to each executive officer to encourage, reward, and to maximize the executive’s performance on behalf of the Company.

Chief Executive Officer Compensation

Charles R. Hageboeck has served as CEO since February 1, 2005. Mr. Hageboeck is employed under an Employment Agreement dated July 25, 2007. In negotiating this or prior employment agreements with Mr. Hageboeck, and in setting Mr. Hageboeck’s compensation, the Board utilized the services of Clark Consulting and the Company’s attorneys, Jackson Kelly PLLC.  Mr. Hageboeck’s base compensation was determined by the Compensation Committee and approved by the Board and reflects Mr. Hageboeck’s demonstrated experience and achievements as CEO of the Company since 2005, as CFO of the Company between 2001 and 2005, his previous experience at other institutions within the industry, his academic credentials (Ph.D. in Economics), as well as compensation levels at comparable peer companies.

Mr. Hageboeck’s employment agreement calls for incentive compensation based upon the Company’s return on tangible equity (ROTE). The Company’s ROTE was 11.44% during 2008, below the minimum threshold under which incentive compensation can be paid.  Mr. Hageboeck also received no long-term stock-based compensation during 2008, after receiving options to purchase 37,500 shares at an exercise price of $39.34 on February 27, 2007.

Mr. Hageboeck’s cash compensation for 2008 (base salary and incentive compensation) was $379,792.  The following chart shows comparable information for the Company’s peer groups for 2007, which is the latest data uniformly available. As such, Mr. Hageboeck’s cash compensation for 2008 was lower than the average or medians of either the Regional Peer Group or a peer group of 100 publicly traded banks with total assets between $2 billion and $5 billion in 2007.  Nevertheless, City’s net income was the 14th highest of the 100 publicly traded banks with total assets between $2 billion and $5 billion and was also higher than the median for the Regional Peer Group.

Cash Compensation	Average	Median
$2 to $5B Peers – 2007	$452,252	$425,000
Regional Peers – 2007	$525,265	$467,661
Source: SNL Datasource

Mr. Hageboeck’s “Total Compensation” for 2008 (including all forms of compensation), was $388.386. Mr. Hageboeck’s Total Compensation for 2008 was significantly lower than average or median peer institution total compensation for 2007.

Total Compensation:	(Average)	(Median)
$2 to $5B Peers – 2007	$859,537	$716,136
Regional Peers – 2007	$858,703	$805,137
Source: SNL Datasource

Compensation for Other Executive Officers

In February 2008, the Compensation Committee and Board approved increases ranging from 2.1% to 11.5% for the other executive officers based upon their responsibilities, experience, achievements, and compensation levels at similar institutions.

With respect to incentive compensation, Mr. Stilwell is employed under an Employment Agreement dated July 25, 2007.  This employment agreement calls for incentive compensation based upon the Company’s return on tangible equity (ROTE). As such, no incentive compensation was earned in 2008 as described above.  The Committee granted Mr. Stilwell a bonus of $10,000 in recognition for his efforts leading the retail bank during 2008.  Mr. DeRito’s incentive compensation is based upon quantitatively measured goals for commercial loan growth, profitability, asset quality, and referrals (50% weight), the Company’s earnings (25% weight), and performance of specific annual objectives identified by the CEO and the Board.  Based upon these factors, Mr. DeRito’s incentive compensation for 2008 was determined to be $63,531.  Mr. Bumgarner, the Company’s Chief Financial Officer, received incentive compensation of $24,704 based upon the Company’s earnings in 2008 and performance of specific annual objectives identified by the CEO and the Board. Mr. Alderman serves the Company as in-house counsel. Based upon the Company’s earnings in 2008 and performance of specific annual objectives identified by the CEO and the Board, Mr. Alderman received incentive compensation of $21,208 for 2008.

 On March 26, 2008, the Company granted Messrs. Stilwell, DeRito, Bumgarner, and Alderman stock options on 3,000 shares, 2,500 shares, 1,500 shares, and 1,500 shares of the Company’s common stock, respectively. These options were granted with an exercise price of $40.88 and will vest on March 26, 2013 with an expiration date of March 25, 2018. On the same date, the Company granted 750 shares, 625 shares, 350 shares, and 350 shares of restricted stock, respectively, to Messrs. Stilwell, DeRito, Bumgarner, and Alderman. These shares will vest on March 26, 2013.  The Company believes that these restricted shares and options align the executives and the Company’s long-term interests.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised of seven directors, all of whom (i) satisfy the definition of “independent” under the listing standards of The NASDAQ Stock Market, Inc. (ii) are “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 and (iii) are “outside directors” as defined by Section 162(m) of the Internal Revenue Code.  The Compensation Committee operates under a written charter (attached as Appendix A) adopted by the Board of Directors. Committee members are appointed by the Board and may be removed by the Board in its discretion.   The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees, as the committee may deem appropriate, provided the subcommittees are composed entirely of independent directors.

The Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of directors, the Chief Executive Officer (CEO) or senior executive compensation.   The Compensation Committee has sole authority to retain and terminate any such consulting firm, including sole authority to approve the firm’s fees and other retention terms. The Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company provides for appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm or other advisors employed by the Compensation Committee.  In addition, the Compensation Committee makes regular reports to the Board and proposes any necessary action to the Board for full Board approval.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management and based upon such review and discussions with management and the representations of management relating thereto, the Compensation Committee recommended that the Board of Directors include the CD&A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission, and as applicable, in the Company’s proxy statement sent to shareholders in connection with the annual meeting.

Respectfully submitted,

C. Dallas Kayser, Chairman
Hugh R. Clonch
Oshel B. Craigo
William H. File III
Robert D. Fisher
Jay C. Goldman
March 23, 2009

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference.  It will not be otherwise filed under such Acts.

2008 SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of the named executive officers for our three most recently completed fiscal years.

SUMMARY COMPENSATION
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total
		($)	($)	($)	($)	($)	($)	($)	($)

Charles R. Hageboeck	2008	379,792	-	-	-	-	-	8,594	388,386
President, Chief Executive Officer and Director	2007	356,333	-	-	475,284	195,983	-	8,560	1,036,160
(Principal Executive Officer)	2006	336,131	-	-	-	225,041	-	8,085	569,257

David L. Bumgarner	2008	166,354	-	14,308	25,458	24,707	-	10,700	241,427
Senior Vice President & Chief Financial Officer	2007	150,417	-	98,350	-	55,454	-	6,693	310,914
(Principal Financial Officer)	2006	140,000	-	-	-	62,250	-	4,476	206,726

Craig G. Stilwell	2008	222,292	10,000	30,660	50,915	-	-	9,690	323,557
Executive Vice President, Retail Banking	2007	210,000	-	-	119,772	135,500	-	8,647	473,919
	2006	197,700	10,093	-	-	138,748	-	6,847	353,388

John A. DeRito	2008	189,167	-	25,550	42,430	63,531	-	13,474	334,152
Executive Vice President, Commercial Banking	2007	184,667	-	98,350	-	78,760	-	9,601	371,378
	2006	177,569	-	-	-	111,980	-	6,967	296,516

John W. Alderman, III	2008	172,771	-	14,308	25,458	21,208	-	6,821	240,566
Senior Vice President & Chief Legal Officer	2007	169,478	-	59,010	-	65,250	-	6,719	300,457
	2006	166,458	-	-	-	72,824	-	5,348	244,630

(1) No executive officers received either stock options or restricted stock awards in 2006.
(2) “All Other Compensation” for 2006, 2007 and 2008 consists of the following:  (i) the Company’s matching contribution under the City Holding Company 401(k) Plan & Trust, (ii) group term life insurance premium payments, and (iii) dividends paid on restricted shares.

Grants of Plan-Based Awards

Each of the executive officers is compensated under a pre-defined incentive plan tied to quantifiable goals. Each officer’s incentive plan has a targeted payout if the officer hits predefined goals (Target).  Each officer must hit certain minimum goals in order to have any payout at all (Threshold). However, these incentive plans have no proscribed maximum, and it is anticipated that the officers will receive more than their targeted payouts if performance is good.

For example, Mr. Hageboeck’s incentive plan is based upon the formula contained in the Employment Agreement dated July 25, 2007. The incentive is tied to the Company’s return on tangible equity (ROTE).  A targeted incentive of 50% of Mr. Hageboeck’s base salary is earned if the ROTE is 20%. If the ROTE is lower, the incentive earned is lower. If the ROTE were 14%, the incentive would be equal to 20% of Mr. Hageboeck’s base salary. If the ROE is lower than 14%, no incentive is earned. However, if the ROE exceeds 20%, the incentive can increase. At an ROE of 26%, for instance, incentive compensation would be 80% of base salary.

The table below sets forth information concerning the targets, thresholds and maximums for each executive officer’s non-equity incentive plan-based awards as of December 31, 2008.

GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold		Target		Maximum		All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards
		($)	($)	($)	(#	)	(#	)	(#	)	(#	)	(#	)	($/sh)

Charles R. Hageboeck		77,000	192,500	none
(Principal Executive Officer)

David L. Bumgarner		19,932	59,500	none
(Principal Financial Officer)

Craig G. Stilwell		45,000	112,500	none

John A. DeRito		11,875	95,000	none

John W. Alderman, III		20,342	60,725	none

EQUITY HOLDINGS

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth the number of exerciseable and unexerciseable stock options, option exercise prices and expiration dates, the number of unvested stock awards along with their market values and the number and value of equity incentive plan awards held by the named executive officers as of the fiscal year ended December 31, 2008.  Each outstanding award is represented by a separate row, which indicates the number of securities underlying the award.

For option awards, the table discloses the exercise price and the expiration date of the options.  For stock awards, the table provides the number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options		Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Other Rights That Have Not Vested
	(#	)	(#	)	(#	)	($)		(#	)	($)	(#	)	($)
	Exerciseable		Unexerciseable

Charles R. Hageboeck (1)(2)	10,000		-		-		28.000	2/25/2013	-		-	-		-
(Principal Executive Officer)	10,000		-		-		33.900	2/24/2014	-		-	-		-
	32,000		18,000		-		32.925	1/30/2015	-		-	-		-
	-		37,500		-		39.340	2/27/2017	-		-	-		-

David L. Bumgarner (3)(4)(5)(6)	10,000		-		-		32.925	1/30/2015	-		-	-		-
(Principal Financial Officer)	2,500		-		-		36.900	12/20/2015	-		-	-		-
	-		-		-		-	-	2,500		91,050	-		-
	-		1,500		-		40.88	3/25/2018	350		12,747	-		-

Craig G. Stilwell (7)(8)(9)(10)	10,000		-		-		28.000	2/25/2013	-		-	-		-
	10,000		-		-		33.900	2/24/2014	-		-	-		-
	3,000		2,000		-		31.320	2/24/2015	-		-	-		-
	5,000		-		-		36.900	12/20/2015	-		-	-		-
	-		10,000		-		39.340	2/27/2017	-		-	-		-
	-		3,000		-		40.88	3/25/2018	750		27,315	-		-

John A. DeRito (11)(12)(13)(14)	10,000		-		-		32.410	6/27/2014	-		-	-		-
	3,000		2,000		-		30.650	2/22/2015	-		-	-		-
	5,000		-		-		36.900	12/20/2015	-		-	-		-
	-		-		-		-	-	2,500		91,050	-		-
	-		2,500		-		40.88	3/25/2018	625		22,763	-		-
								-
John W. Alderman, III (15)(16)(17)	4,500		-		-		36.900	12/20/2015	-		-	-		-
	-		-		-		-	-	1,500		54,630	-		-
	-		1,500		-		40.88	3/25/2018	350		12,747	-		-

(1)  Mr. Hageboeck was awarded 50,000 options on 1/31/2005.  Those options vest and become exerciseable in six separate installments as follows: 5,000 on 1/31/2005; 9,000 on 2/1/2006; 9,000 on 2/1/2007; 9,000 on 2/1/2008; 9,000 on 2/1/2009 and 9,000 on 2/1/2010.

(2)  Mr. Hageboeck was awarded 37,500 options on 2/28/2007.  Those options vest and become exerciseable in three separate installments as follows:  12,500 on 2/28/2011; 12,500 on 2/28/2012 and 12,500 on 2/28/2013.
(3)  Mr. Bumgarner was awarded 10,000 options on 1/31/2005.  Those options vest and become exerciseable in four separate installments as follows: 2,500 on 2/1/2005; 2,500 on 2/1/2006; 2,500 on 2/1/2007 and 2,500 on 2/1/2008.
(4)  Mr. Bumgarner was awarded 2,500 shares of restricted stock on 2/28/2007.  The restricted shares will vest in their entirety on 2/28/2012.
(5) Mr. Bumgarner was awarded 1,500 options on 3/26/2008.  The options will vest in their entirety on 3/26/2013.
(6) Mr. Bumgarner was awarded 350 shares of restricted stock on 3/26/2008.  The restricted shares will vest in their entirety on 3/26/2013.
(7) Mr. Stilwell was awarded 5,000 options on 2/25/2005.  Those options vest and become exerciseable in five separate installments as follows:  1,000 on 2/25/2006; 1,000 on 2/25/2007; 1,000 on 2/25/2008; 1,000 on 2/25/2009 and 1,000 on 2/25/2010.
(8) Mr. Stilwell was awarded 10,000 options on 2/28/2007.  Those options vest and become exerciseable in two separate installments as follows:  5,000 on 2/28/2011 and 5,000 on 2/28/2012.
(9) Mr. Stilwell was awarded 3,000 options on 3/26/2008.  The options will vest in their entirety on 3/26/2013.
(10) Mr. Stilwell was awarded 750 shares of restricted stock on 3/26/2008.  The restricted shares will vest in their entirety on 3/26/2013.
(11) Mr. DeRito was awarded 5,000 options on 2/23/2005.  Those options vest and become exerciseable in five separate installments as follows: 1,000 on 2/23/2006; 1,000 on 2/23/2007; 1,000 on 2/23/2008; 1,000 on 2/23/2009 and 1,000 on 2/23/2010.
(12) Mr. DeRito was awarded 2,500 shares of restricted stock on 2/28/2007.  The restricted shares will vest in their entirety on 2/28/2012.
(13) Mr. DeRito was awarded 2,500 options on 3/26/2008.  The options will vest in their entirety on 3/26/2013.
(14) Mr. DeRito was awarded 625 shares of restricted stock on 3/26/2008.  The restricted shares will vest in their entirety on 3/26/2013.
(15) Mr. Alderman was awarded 1,500 shares of restricted stock on 2/28/2007.  The restricted shares will vest in their entirety on 2/28/2012.
(16) Mr. Alderman was awarded 1,500 options on 3/26/2008.  The options will vest in their entirety on 3/26/2013.
(17) Mr. Alderman was awarded 350 shares of restricted stock on 3/26/2008.  The restricted shares will vest in their entirety on 3/26/2013.

Option Exercises and Stock Vested

During the fiscal year ended December 31, 2008, there were no stock options exercised by or stock awards vested for the Named Executive Officers.

POST-EMPLOYMENT PAYMENTS

Post Employment Compensation

The tables shown below summarize the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following or in connection with any termination of employment including by resignation, retirement, disability, a change in control of the Company, a change in the named executive officer’s responsibilities or a constructive termination of a named executive officer.  The information shown below is as of the most recent fiscal year ended December 31, 2008.

Estimated payments include items such as restricted shares that would vest in the case of death, disability, or upon a Change of Control.  It should be noted that the value of these awards would have been reportable under the Summary Compensation Table in the year in which they were granted and will have been expensed over the vesting period. For purposes of calculating values for these tables, all restricted shares outstanding for each Named Executive Officer were deemed to have fully vested as of December 31, 2008 and the closing price of Company common stock on that date was $34.78.  With respect to unexercised but fully vested options, the estimated payments reflect the “spread”, which is the difference between the market price and the exercise price of any unexercised but fully vested options as of December 31, 2008 whose exercise price was lower than the market value of the Company’s common stock on that day.

The Company maintains a self-insured health plan. As a result, the cost of providing health care coverage to the Company’s executive officers is estimated based on the current average cost of care across the base of the Company’s insured employee base. The actual costs to the Company would depend upon the health experience of the executive officer and his or her dependents during the period that coverage was in effect. The Company carries reinsurance for claims for any covered employee or dependent in excess of $100,000.

Life insurance benefits for officers of City Holding Company are calculated at base salary times 2.00.  Life insurance is subject to a maximum of $800,000 under the Company’s plan, and is available to all of the Company’s full-time equivalent employees.

Charles R. Hageboeck

The following table describes potential payments upon termination for various reasons for Charles R. Hageboeck, the Company’s President and Chief Executive Officer.

POST-EMPLOYMENT PAYMENTS – HAGEBOECK
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($)	Life Insurance ($)	Option Awards In-the-Money ($) (1)	Restricted Stock Awards ($)	Total Compensation ($)

Termination for Just Cause	-	-	-	-	-	-
Termination without Just Cause (2)	1,683,516	43,825	-	135,960	-	1,863,301
Voluntary Termination at 12/31/2008 (2)(5)	1,217,778	43,825	-	135,960	-	1,397,563
Death	1,683,516	-	770,000	135,960	-	2,589,476
Disability (2)(3)	1,683,516	43,825	-	135,960	-	1,863,301
Change of Control(2)(4)	1,683,516	43,825	-	187,900	-	1,915,241

(1) Vested Option Awards In-the-Money for Mr. Hageboeck are exerciseable for 90 days following his termination of employment for Termination without Just Cause, Voluntary Termination, Death or Disability.  All Option Awards In-the-Money will become 100% vested upon a change in control.  For purposes of calculating the amounts in this column, the “spread” between the exercise of 52,000 vested option awards and the market value of the Company’s common stock on December 31, 2008 of $34.78 has been calculated for a Termination without Just Cause, Voluntary Termination, Death or Disability.  In the event of a change in control, 70,000 Option Awards In-the-Money were deemed to have been 100% vested and the amount shown is the “spread” between the exercise of the option awards and the market value of the Company’s common stock on December 31, 2008 of $34.78.

(2) The Employment Agreement for Mr. Hageboeck provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 60 months under either the Company’s plan or comparable coverage. The estimated value of this benefit is $43,825 and would be effective if Mr. Hageboeck’s employment were terminated voluntarily by Mr. Hageboeck, if terminated by the Company Without Just Cause, due to a Change of Control, or due to disability.

(3) In the event of disability, the employment contract for Mr. Hageboeck provides that he have up to 12 months of continuous disability before his employment agreement may be terminated.  After that, the Company may terminate his employment and he is entitled to receive an amount equal to “Termination Compensation” times three (which represents three years of compensation).  Termination Compensation will be the highest amount of cash compensation received by the officer in the prior three fiscal years. Thus, Termination Compensation for Mr. Hageboeck will be determined in reference to the calendar year ended December 31, 2006 as $561,172 reduced by the amount of any compensation received pursuant to any applicable disability insurance plan of the Company.

(4) The Employment and/or Change in Control Agreements for each of the NEO's provides for salary continuation for a period following termination as a result of a Change in Control as defined by the respective agreements.  Amounts shown in this row are payable in either a lump sum or over a severance period.  The amount shown in this row for Mr. Hageboeck reflects “Termination Compensation” of $561,172 times three (which represents three years of compensation), as provided for in his employment agreement and amendments thereto.

(5) Mr. Hageboeck and Mr. Stilwell joined the Company in 2001 when the Company was significantly troubled as part of a “turnaround team”. The Company signed agreements with Mr. Hageboeck, Mr. Stilwell, and three other executive officers providing them the opportunity to voluntarily resign and receive a severance benefit following four years of service to the Company. These benefits for Mr. Hageboeck and Mr. Stilwell became fully vested in 2005. Three of the other executives with such benefits terminated their employment with the Company during 2004 and 2005 and received payments under their respective 2001 employment agreements.  The Company asked Mr. Hageboeck and Mr. Stilwell to accept positions as the Company’s CEO and Executive Vice-President in 2005, and the voluntary termination benefits remain vested and have been preserved in subsequent employment contracts with Mr. Hageboeck and Mr. Stilwell.  The voluntary termination benefits grow each year at an amount equal to the one-year constant maturity treasury rate and cannot be forfeited except where the officer personally profits from willful fraudulent activity that materially and adversely affects the Employer. The costs of this vested severance benefit have been fully accrued and expensed by the Company between 2001 and 2008.

David L. Bumgarner

The following table describes potential payments upon termination for various reasons for David L. Bumgarner, the Company’s Senior Vice President and Chief Financial Officer.

POST-EMPLOYMENT PAYMENTS - BUMGARNER
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($)	Life Insurance ($)	Option Awards In-the-Money ($) (1)	Restricted Stock Awards ($) (2)	Total Compensation ($)

Termination for Just Cause	-	-	-	-	-	-
Termination without Just Cause	-	-	-	18,550	-	18,550
Voluntary Termination at 12/31/2008	-	-	-	18,550	-	18,550
Death	-	-	340,000	18,550	99,123	457,673
Disability	-	-	-	18,550	99,123	117,673
Change of Control (3)(4)	205,871	8,765	-	18,550	99,123	332,309

(1) Vested Option Awards In-the-Money for Mr. Bumgarner are exerciseable for 90 days following his termination of employment for Termination without Just Cause, Voluntary Termination, Death or Disability.  All Option Awards In-the-Money will become 100% vested upon a change in control.  For purposes of calculating the amounts in this column, the “spread” between the exercise of 10,000 vested option awards and the market value of the Company’s common stock on December 31, 2008 of $34.78 has been calculated for a Termination without Just Cause, Voluntary Termination, Death, Disability and a Change In Control.

(2) Restricted Share Awards for Mr. Bumgarner become 100% vested upon death, disability or a change in control.  For purposes of calculating the amounts in this column, Mr. Bumgarner’s 2,850 restricted shares were multiplied by the closing price of the Company’s stock on December 31, 2008 of $34.78.

(3) The Change in Control Agreement for Mr. Bumgarner provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 12 months under either the Company’s plan or comparable coverage.  The estimated value of this benefit is $8,765 and would be effective if Mr. Bumgarner’s employment were terminated by the Company because of a Change of Control.

(4) The Employment and/or Change in Control Agreements for each of the NEO's provides for salary continuation for a period following termination as a result of a Change in Control as defined by the respective agreements.  Amounts shown in this row are payable in either a lump sum or over a severance period.  The severance period for Mr. Bumgarner is 12 months.  The amount shown in this row for Mr. Bumgarner reflects “Termination Compensation” of $205,871 times one (which represents one year of compensation).

Craig G. Stilwell

The following table describes potential payments upon termination for various reasons for Craig G. Stilwell, the Company’s Executive Vice President, Retail Banking.

POST-EMPLOYMENT PAYMENTS – STILWELL
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($)	Life Insurance ($)	Option Awards In-the-Money ($) (1)	Restricted Stock Awards ($) (2)	Total Compensation ($)

Termination for Just Cause	-	-	-	-	-	-
Termination without Just Cause (3)\	1,039,624	43,825	-	86,980	-	1,170,429
Voluntary Termination at 12/31/2008 (3)(6)	752,042	43,825	-	86,980	-	882,847
Death	1,039,624	-	450,000	86,980	26,085	1,602,689
Disability (3)(4)	1,039,624	43,825	-	86,980	26,085	1,196,514
Change of Control (3)(5)	1,039,624	43,825	-	93,900	26,085	1,204,434

(1) Vested Option Awards In-the-Money for Mr. Stilwell are exerciseable for 90 days following his termination of employment for Termination without Just Cause, Voluntary Termination, Death or Disability.  All Option Awards In-the-Money will become 100% vested upon a change in control.  For purposes of calculating the amounts in this column, the “spread” between the exercise of 23,000 vested option awards and the market value of the Company’s common stock on December 31, 2008 of $34.78 has been calculated for a Termination without Just Cause, Voluntary Termination, Death or Disability.  In the event of a change in control, 25,000 Option Awards In-the-Money were deemed to have been 100% vested and the amount shown is the “spread” between the exercise of the option awards and the market value of the Company’s common stock on December 31, 2008 of $34.78.

(2) Restricted Share Awards for Mr. Stilwell become 100% vested upon death, disability or a change in control.  For purposes of calculating the amounts in this column, Mr. Stilwell’s 750 restricted shares were multiplied by the closing price of the Company’s stock on December 31, 2008 of $34.78.

(3) The Employment Agreement for Mr. Stilwell provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 60 months under either the Company’s plan or comparable coverage. The estimated value of this benefit is $43,825 and would be effective if Mr. Stilwell’s employment were terminated voluntarily by Mr. Stilwell, if terminated by the Company Without Just Cause, due to a Change of Control, or due to disability.

(4) In the event of disability, the employment contract for Mr. Stilwell provides that he have up to 12 months of continuous disability before his employment agreement may be terminated.  After that, the Company may terminate his employment and he is entitled to receive an amount equal to “Termination Compensation” times three (which represents three years of compensation).  Termination Compensation will be the highest amount of cash compensation received by the officer in the prior three fiscal years. Thus, Termination Compensation for Mr. Stilwell will be determined in reference to the calendar year ended December 31, 2006 as $346,541, reduced by the amount of any compensation received pursuant to any applicable disability insurance plan of the Company.

(5) The Employment and/or Change in Control Agreements for each of the NEO's provides for salary continuation for a period following termination as a result of a Change in Control as defined by the respective agreements.  Amounts shown in this row are payable in either a lump sum or over a severance period.  The amount shown in this row for Mr. Stilwell reflects “Termination Compensation” of $346,541 times three (which represents three years of compensation), as provided for in his employment agreement and amendments thereto.

(6) Mr. Hageboeck and Mr. Stilwell joined the Company in 2001 when the Company was significantly troubled as part of a “turnaround team”. The Company signed agreements with Mr. Hageboeck, Mr. Stilwell, and three other executive officers providing them the opportunity to voluntarily resign and receive a severance benefit following four years of service to the Company. These benefits for Mr. Hageboeck and Mr. Stilwell became fully vested in 2005. Three of the other executives with such benefits terminated their employment with the Company during 2004 and 2005 and received payments under their respective 2001 employment agreements.  The Company asked Mr. Hageboeck and Mr. Stilwell to accept positions as the Company’s CEO and Executive Vice-President in 2005, and the voluntary termination benefits remain vested and have been preserved in subsequent employment contracts with Mr. Hageboeck and Mr. Stilwell.  The voluntary termination benefits grow each year at an amount equal to the one-year constant maturity treasury rate and cannot be forfeited except where the officer personally profits from willful fraudulent activity that materially and adversely affects the Employer The costs of this vested severance benefit have been fully accrued and expensed by the Company between 2001 and 2008.

John A. DeRito

The following table describes potential payments upon termination for various reasons for John A. DeRito, the Company’s Executive Vice President, Commercial Banking.

POST-EMPLOYMENT PAYMENTS – DERITO
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($)	Life Insurance ($)	Option Awards In-the-Money ($) (1)	Restricted Stock Awards ($) (2)	Total Compensation ($)

Termination for Just Cause	-	-	-	-	-	-
Termination without Just Cause (3)(4)	334,095	19,210	-	36,090	-	389,395
Voluntary Termination at 12/31/2008	-	-	-	36,090	-	36,090
Death	-	-	380,000	36,090	108,688	524,778
Disability	-	-	-	36,090	108,688	144,778
Change of Control (3)(5)	579,098	19,210	-	44,350	108,688	751,346

(1) Vested Option Awards In-the-Money for Mr. DeRito are exerciseable for 90 days following his termination of employment for Termination without Just Cause, Voluntary Termination, Death or Disability.  All Option Awards In-the-Money will become 100% vested upon a change in control.  For purposes of calculating the amounts in this column, the “spread” between the exercise of 13,000 vested option awards and the market value of the Company’s common stock on December 31, 2008 of $34.78 has been calculated for a Termination without Just Cause, Voluntary Termination, Death or Disability.  In the event of a change in control, 15,000 Option Awards In-the-Money were deemed to have been 100% vested and the amount shown is the “spread” between the exercise of the option awards and the market value of the Company’s common stock on December 31, 2008 of $34.78.

(2) Restricted Share Awards for Mr. DeRito become 100% vested upon death, disability or a change in control.  For purposes of calculating the amounts in this column, Mr. DeRito’s 3,125 restricted shares were multiplied by the closing price of the Company’s stock on December 31, 2008 of $34.78.

(3) The Change in Control Agreement for Mr. DeRito provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 24 months under either the Company’s plan or comparable coverage.  The estimated value of this benefit is $19,210 and would be effective if Mr. DeRito’s employment were terminated Without Just Cause or if terminated by the Company because of a Change of Control.

(4) Mr. DeRito’s Change in Control Agreement provides that if Mr. DeRito is terminated Without Just Cause, Mr. DeRito will be paid an amount equal to his “Termination Compensation” for 60 weeks and provided health care for 60 weeks.

(5) The Employment and/or Change in Control Agreements for each of the NEO's provides for salary continuation for a period following termination as a result of a Change in Control as defined by the respective agreements.  Amounts shown in this row are payable in either a lump sum or over a severance period.  The severance period for Mr. DeRito is 24 months.  The amount shown in this row for Mr. DeRito reflects “Termination Compensation” of $289,549 times two (which represents two years of compensation).

John W. Alderman, III

The following table describes potential payments upon termination for various reasons for John W. Alderman, III, the Company’s Senior Vice President & Chief Legal Officer.

POST-EMPLOYMENT PAYMENTS – ALDERMAN
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($)	Life Insurance ($)	Option Awards In-the-Money ($)	Restricted Stock Awards ($) (1)	Total Compensation ($)

Termination for Just Cause	-	-	-	-	-	-
Termination without Just Cause (2)	239,282	17,530	-	-	-	256,812
Voluntary Termination at 12/31/2008	-	-	-	-	-	-
Death	239,282	-	347,000	-	64,343	650,625
Disability (3)	-	-	-	-	64,343	64,343
Change of Control (2)(4)	239,282	17,530	-	-	64,343	321,155

(1) Restricted Share Awards for Mr. Alderman become 100% vested upon death, disability or a change in control.  For purposes of calculating the amounts in this column, Mr. Alderman’s 1,850 restricted shares were multiplied by the closing price of the Company’s stock on December 31, 2008 of $34.78.

(2) The Change in Control Agreement for Mr. Alderman provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 24 months under either the Company’s plan or comparable coverage.  The estimated value of this benefit is $17,530 and would be effective if Mr. Alderman’s employment were terminated without Just Cause or if terminated by the Company because of a Change of Control.

(3) In the event of Disability, Mr. Alderman could be compensated for up to 12 months of continuous disability.  Following 12 months of continuous disability, the Company may terminate his employment at no further expense.

(4) The Employment and/or Change in Control Agreements for each of the NEO's provides for salary continuation for a period following termination as a result of a Change in Control as defined by the respective agreements.  Amounts shown in this row are payable in either a lump sum or over a severance period.  The severance period for Mr. Alderman is 12 months.  The amount shown in this row for Mr. Alderman reflects “Termination Compensation” of $239,282 times one (which represents one year of compensation).

Employment and Consulting Agreements

The Company entered into employment agreements with Charles R. Hageboeck and Craig G. Stilwell on July 25, 2007 replacing agreements previously entered into during 2001. These agreements have a term of two years, but automatically renew each month for an additional month unless either Employer or Employee serves notice to the other to fix the term to a definite two-year term.  Both Mr. Hageboeck and Mr. Stilwell’s employment agreements address salary, incentives and other benefits. In the event that Mr. Hageboeck or Mr. Stilwell, respectively, voluntarily terminate their employment with the Company for any reason or at any time, Employee will be entitled to receive a certain sum of money, plus interest from and after December 31, 2006, such amount paid over 36 months.  This covenant within the Employment Agreements between the Company and Mr. Hageboeck and Mr. Stilwell preserves termination benefits available to the Employee that were part of the original employment agreements between the Company and the officers originally signed on June 11, 2001 and May 15, 2001, respectively.  At December 31, 2008, Mr. Hageboeck could have voluntarily resigned, in which case the Company would be obligated to make payments to him over 36 months totaling $1,217,778 plus interest at the Treasury One-Year Constant Maturity rate, reset each December 31st.  At December 31, 2009, Mr. Hageboeck could voluntarily resign and the Company would be obligated to make payments to him over 36 months totaling $1,222,284 plus interest at the Treasury One-Year Constant Maturity rate until paid in full. At December 31, 2008, Mr. Stilwell could have voluntarily resigned, in which case the Company would be obligated to make payments to him over 36 months totaling $752,042 plus interest at the Treasury One-Year Constant Maturity rate, reset each December 31st. At December 31, 2009, Mr. Stilwell could voluntarily resign and the Company would be obligated to make payments to him over 36 months totaling $754,825 plus interest at the Treasury One-Year Constant Maturity rate until paid in full. Additionally, the Company is required to make health care available to either employee for a period of up to five years following voluntary termination.  The Company accrued expense between 2001 and 2008 to reflect the costs of this benefit totaling $1,969,821. These benefits just described for Mr. Hageboeck and Mr. Stilwell are deemed fully vested and shall not be subject to risk of forfeiture under any circumstances, including any of the reasons that qualify for “Just Cause” as described below and as provided under the Agreements, except where Employee personally profits from his willful fraudulent activity and that activity materially and adversely affects Employer.

In the event of termination with “Just Cause” for any of the named executives, no payments would be made (except as provided above).  “Just Cause is defined to include (a) Employee’s commission of an act materially and demonstrably detrimental to the Company or City National Bank of West Virginia (together, the “Employer”), which act constitutes willful misconduct by the Employee in the performance of his material duties to the Employer not authorized, directed or ratified by City National’s or the Company’s Board of Directors; (b) Employee’s material breach of any provision of the Agreement, provided that Employee has received written notice from Employer of such material breach and such breach remains uncured 30 days after the delivery of such notice. No act or failure to act will be considered “willful” under the Agreement unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that his action or omission was in the best interests of the Employer.

In the event of termination without “Just Cause”, death, or disability, either Mr. Hageboeck or Mr. Stilwell are entitled to receive three times his “Termination Compensation”, which is defined as equal to the highest amount of cash compensation paid to or for the benefit of the Employee in respect of any of the three most recent calendar years ending prior to the date of termination, determined by reference to the annual cash compensation (including salary, cash-based incentive compensation, and cash-based bonus but not including equity incentive compensation) of the Summary Compensation Table set forth in the Company’s proxy statement for such year. Additionally, both Mr. Hageboeck and Mr. Stilwell’s employment contracts require the Company to provide health care for five years in the event that their employment terminates due to disability or without “Just Cause”.

The Company entered into a Change in Control and Termination Agreement on June 28, 2004, with John A. DeRito.  Under this agreement, in the event of a Change in Control, Mr. DeRito may voluntarily terminate his employment with the Company until the expiration of the 24-month period after the Change in Control for “Good Reason” as defined in the Agreement and be entitled to receive benefits as described in the Post Employment Compensation Table above. Mr. DeRito’s Change in Control and Termination Agreement also provides that if Mr. DeRito is terminated “Without Good Cause”, he will receive benefits as described in the Post- Employment Compensation Table above.

The Company entered into an Employment Agreement with John W. Alderman, III, on July 25, 2007, replacing an earlier agreement signed by the Company and Mr. Alderman on March 14, 2002, which had terminated on March 14, 2007.  The Employment Agreement provides that Mr. Alderman will serve as the Chief Legal Officer and Senior Vice President of the Company.  Under this agreement, in the event of termination without “Just Cause”, death, or disability, Mr. Alderman is entitled to receive benefits as described in the Post-Employment Compensation Table above.

The Company entered into a Change in Control Agreement with David Bumgarner on February 1, 2005.  Mr. Bumgarner’s Agreement provides that in the event of a Change in Control of the Company, Mr. Bumgarner may voluntarily terminate his employment with the Company until the expiration of the 12-month period after the Change in Control for “Good Reason” as defined in the Agreement and receive benefits as shown in the Post Employment Compensation Table above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon the review of copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required, the Company believes that during the fiscal year ended December 31, 2008, all filing requirements applicable to its executive officers and directors were met except as follows.

In August 2008, Sharon H. Rowe filed a late Form 4 with respect to one open market sale transaction of 2,000 shares.

CERTAIN TRANSACTIONS INVOLVING DIRECTORS AND
EXECUTIVE OFFICERS

During 2008, the Company’s subsidiaries had, and expect to have in the future, banking transactions with directors of the Company, their immediate families and entities in which they are principal owners (more than 10% interest). The transactions are in the ordinary course of business and on substantially the same terms, including interest rates and security, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectability or present other unfavorable factors.

The Company’s loan policy requires that all credits to directors and executive officers and their interests, as defined in Item 404 of SEC Regulation S-K, must be reviewed and approved by the Executive Loan Committee and promptly reported to the Board of Directors.  If required by the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System, such credits will be approved in advance by a majority of uninterested directors.  Directors and executive officers may not be present for discussions on their own loans, loans involving their related interests or loans involving any other conflict of interest situation and must abstain from voting on such credits.

The Company has entered into employment agreements and an employment and consulting agreement with certain of its named executive officers and directors and provided other compensation to certain of its directors. See “Employment and Consulting Agreements” above under the section titled “Post-Employment Payments” and “Compensation of Directors” above under the section titled “Additional Information Concerning the Board of Directors.”

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

Subject to ratification by the Company’s shareholders, the Company’s Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2009.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Recommendation

The Audit Committee and the Board of Directors unanimously recommend the shareholders vote “FOR” such ratification.

Principal Accounting Fees and Services

During the fiscal years ended December 31, 2008 and 2007, the Company engaged Ernst & Young LLP as its independent registered public accounting firm principally to perform the annual audit of its consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, and to render other allowable services.  The following table lists fees paid to Ernst & Young, for services rendered in fiscal years 2008 and 2007:

	2008	2007
Audit Fees………………….	$577,874	$542,230
Audit-Related Fees…………	10,150	-----
Tax Fees……………………	85,620	61,330
Total Fees…………………..	$673,644	$603,560

Audit Fees include fees associated with the annual audit of the Company’s consolidated financial statements, incorporated by reference in its annual report on Form 10-K filed with the Securities and Exchange Commission, the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, and 2007, reviews of the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and the issuance of consents in filings with the Securities and Exchange Commission.

Audit-Related Fees include fees and expenses associated with the filing of an S-3 Shelf Registration with the Securities and Exchange Commission.

Tax Fees primarily include fees related to tax return preparation, a state income tax examination, research and planning.

Pre-Approval Policies and Procedures

The Audit Committee charter requires that the Audit Committee pre-approve all audit and non-audit services to be provided to the Company by the independent registered public accounting firm, provided, however, that the Audit Committee may specifically authorize its chairman to pre-approve the provision of any non-audit service to the Company.  All of the services described above which Ernst & Young LLP provided and for which they billed the Company, were pre-approved by the Company’s Audit Committee.  For the fiscal year ended December 31, 2008 the Company’s Audit Committee did not waive the pre-approval requirement of any non-audit services provided to the Company by Ernst & Young.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under the regulations of the SEC, any shareholder desiring to make a proposal pursuant to Rule 14a-8 of the SEC’s proxy rules to be acted upon at the Company’s 2010 annual meeting of shareholders must present such proposal to the Company’s Secretary at the principal executive offices of the Company at 25 Gatewater Road, Charleston, West Virginia 25313, not later than November 27, 2009 in order for the proposal to be considered for inclusion in the Company’s proxy statement for the 2010 annual meeting of shareholders.  SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting.  The deadline for these proposals for the 2010 annual meeting is February 10, 2010.  If a shareholder gives notice of such a proposal after this deadline, the proxies will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if it is raised at the annual meeting.

Pursuant to the Company’s Amended and Restated Bylaws, a shareholder may nominate persons for election to the Board of Directors and, pursuant to the Governance Committee’s Charter, the Governance Committee considers nominees recommended by shareholders, in each case, if written notice is submitted to the Company’s Secretary at the principal executive offices of the Company not less than 120 calendar days prior to April 28, 2010.

The shareholder’s notice must include:

o	as to each person whom the shareholder proposes to nominate for election as a director:

▪      all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

▪      such person’s written consent to being named in the proxy statement as a nominee and to serving as such as a director if elected; and

o	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

▪      the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner;

▪      the class and number of shares of the Company’s Common Stock that are owned beneficially and of record by such shareholder and such beneficial owner;

▪      a description of all arrangements or understandings between the shareholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the shareholder;

▪      a representation that such shareholder is a holder of record of the Company’s stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

▪      a representation whether the shareholder intends to solicit proxies from shareholders in support of such nomination.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company’s Secretary within the time limits described in the immediately following paragraph.  The shareholder’s notice must contain:

o	as to each matter:

▪      a brief description of the business desired to be brought before the meeting;

▪      the reasons for conducting such business at the meeting;

▪      in the event that such business includes a proposal to amend the Company’s Articles of Incorporation or Bylaws, the language of the proposed amendment; and

▪      any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

o
as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above, with respect to the shareholder proposing such business.

The requirements found in the Company’s Amended and Restated Bylaws are separate from and in addition to the requirements of the SEC that a shareholder must meet to have a proposal included in the Company’s proxy statement.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors is not informed of any matters, other than those stated above, that may be brought before the annual meeting. However, if any other matters are brought before the annual meeting or any adjournments or postponements thereof, the persons named on the accompanying proxy card or their substitutes will vote with respect to such matters in accordance with their best judgment.

Directions to the 2009 Annual Meeting location at the Pullman Plaza Hotel, 1001 Third Avenue, Huntington, WV 25701 are shown below:

From Interstate 64 East/West
Take Exit 11 (Hal Greer Blvd/Marshall University). Follow 16th St. (Hal Greer Blvd.) to the intersection with 3rd Ave. Turn left onto 3rd Avenue. Continue six blocks ahead to Pullman Plaza Hotel.

                      By Order of the Board of Directors,

              Victoria A. Faw
                  Secretary

March 27, 2009

Appendix A

City Holding Company
Compensation Committee Charter
(rev. 11/2005)

Purpose

The Compensation Committee is appointed by the Board of Directors to discharge the Board’s responsibilities relating to compensation of the Company’s executives.

Committee Membership

The Committee will be composed of at least three directors, all of whom satisfy the definition of “independent” under the listing standards of The Nasdaq Stock Market.  All Committee members shall also be “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” as defined by Section 162(m) of the Internal Revenue Code. The Committee members will be appointed by the Board and may be removed by the Board in its discretion.  The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate, provided the subcommittees are composed entirely of independent directors.

Meetings

The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities.

Committee Authority and Responsibilities

The Committee will have the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of director, Chief Executive Officer (CEO) or senior executive compensation.   The Committee shall have sole authority to retain and terminate any such consulting firm, including sole authority to approve the firm’s fees and other retention terms. The Committee shall also have authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any consulting firm or other advisors employed by the Committee.

The Committee will make regular reports to the Board and will propose any necessary action to the Board. The Committee will review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

In carrying out its responsibilities:

•
The Committee shall have responsibility for developing and maintaining an executive compensation policy that creates a direct relationship between pay levels and corporate performance and returns to shareholders.  The Committee shall monitor the results of such policy to assure that the compensation payable to the Company’s executive officers provides overall competitive pay levels, creates proper incentives to enhance shareholder value, rewards superior performance, and is justified by the returns available to shareholders.

•
The Committee shall have the responsibility to review and to make recommendations to the full Board of Directors for the approval of compensation and benefit plans, which may include amendments to existing plans, cash- and equity-based incentive compensation plans, and non-qualified deferred compensation and retirement plans.

•
The Committee shall establish annually subjective and objective criteria to serve as the basis for the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those criteria and determine the Chief Executive Officer’s compensation based on that evaluation.

•
The Committee shall establish annually subjective and objective criteria to serve as the basis for the other executive officers’ compensation, evaluate the other executive officers’ performance in light of those criteria and determine the other executive officers’ compensation based on that evaluation.

•
In establishing the compensation to be paid or provided to executive officers, the Committee shall utilize, where it deems appropriate, comparative data regarding compensation practices.  The Committee may utilize flexible compensation structures to attract, retain, motivate and appropriately reward executive officers, consistent with the Company’s compensation philosophy.  The Committee may retain one or more compensation consultants or other advisors to assist the Committee with these duties.  The Committee shall have sole authority to approve the fees and other retention terms of any such consultant or advisor.

•
With respect to the Company’s equity-based compensation plans, the Committee shall review and recommend for the approval of the full Board of Directors grants of stock options, restricted stock, performance shares, stock appreciation rights, and other equity-based incentives to executive officers to the extent provided under the compensation plans.  The committee may delegate to the President and Chief Executive Officer all or part of the committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting requirements and other provisions of Section 16 of the Securities Exchange Act of 1934 as in effect from time to time

•	The Committee shall from time to time review and make recommendations to the Board of Directors regarding the compensation of non-employee directors.

•	The Committee shall provide, over the names of the Committee members, the required Compensation Committee report for the Company’s proxy statement for the annual meeting of shareholders.

•	The Committee shall have available to it such support personnel, including management staff, outside auditors, attorneys and consultants as it deems necessary to discharge its responsibilities.

•
The Committee shall consider the application of Section 162(m) of the Internal Revenue Code to the Company and its compensation practices and develop a policy for the Company with respect to Section 162(m).

•
The Secretary of the Committee shall be the Corporate Secretary or his or her designee.  The proceedings of all Committee meetings shall be documented in minutes.  At the next regular Board meeting following any Committee meeting, the Chairman of the Committee shall report to the Board of Directors on behalf of the Committee.

•
The Chairman of the Committee shall discuss the Committee’s performance with each member of the Committee, following which discussions the Chairman shall lead the Committee in an annual evaluation of its performance.  The annual evaluation shall include a review of the Committee’s charter.

•	The Committee shall cause to be provided to Nasdaq appropriate written confirmation of any of the foregoing matters as Nasdaq may from time to time require.

c/o Corporate Election Services
P. O. Box 1150
Pittsburgh, PA 15230-1150

Vote by Telephone

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
touch-tone telephone:	cast your vote:	in the postage-paid
1-888-693-8683	www.cesvote.com	envelope provided

Vote 24 hours a day, 7 days a week.

If you vote by telephone or Internet, please do not send your proxy by mail.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 29, 2009.

è
The City Holding Company Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders are available at www.ViewMaterial.com/CHCO.

Proxy card must be signed and dated below.
ê   Please fold and detach card at perforation before mailing.   ê

City Holding Company

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 29, 2009.

The undersigned shareholder of City Holding Company hereby appoints John W. Alderman, III and Victoria A. Faw and each of them, with full power of substitution, as proxies and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of City Holding Company held of record by the undersigned on March 20, 2009 at the Annual Meeting of Shareholders to be held on April 29, 2009 or any adjournment or adjournments thereof.  The undersigned shareholder authorizes the proxies to cumulate their votes at their discretion.
Dated:	,2009

Signature

Signature, if held jointly

Please Please date and sign exactly as name appears hereon.  If shares are held jointly, each shareholder should sign.  Agents, executors, administrators, guardians, trustees, etc. should use full title, and, if more than one, all should sign.  If the shareholder is a corporation, please sign full corporate name by the president or another authorized officer.  If a partnership, please sign in partnership name by authorized person.

Your vote is important

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 535300, Pittsburgh, PA 15253, so your shares may be represented at the Annual Meeting.  If you vote by telephone or Internet, it is not necessary to return this proxy card.

Proxy card must be signed and dated on the reverse side.
ê   Please fold and detach card at perforation before mailing.   ê

CITY HOLDING COMPANY PROXY

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted FOR Proposals 1 and 2.  You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

1.      Proposal to elect four Class I directors to serve for a term of three years.

CLASS I NOMINEES:	(1) John R. Elliot	(2) David W. Hambrick	(3) James L. Rossi	(4) Mary E. Hooten Williams

❑                                                                                           FOR (except as marked to the contrary above)❑WITHHOLD authority

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above.

2.	Proposal to ratify the Audit Committee and the Board of Directors’ appointment of Ernst & Young, LLP as the independent registered public accounting firm for City Holding Company for 2009.

❑                                              FOR                                              ❑           AGAINST                      ❑           ABSTAIN

Please mark, sign, date and return the proxy promptly using the enclosed envelope.

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or adjournments thereof.